PLAN OF REORGANIZATION

     This PLAN OF REORGANIZATION ("Plan") is made as of this 30th day of November, 2007, by and between (i) JNL Variable Fund LLC, a limited liability company created under the laws of the State of Delaware, with its principal place of business at 1 Corporate Way, Lansing Michigan ("VF, LLC"), with respect to its series, (i) JNL/MELLON CAPITAL MANAGEMENT NASDAQ(R) 15 FUND, (ii) its JNL/MELLON CAPITAL MANAGEMENT VALUE LINE(R) 25 FUND, (iii) its JNL/MELLON CAPITAL MANAGEMENT DOWSM DIVIDEND FUND, and (iv) its JNL/MELLON CAPITAL
MANAGEMENT S&P(R) 24 FUND (collectively, "Acquiring Funds") and (ii) JNLNY Variable Fund I LLC, a limited liability company createD under the laws of the State of Delaware, with its principal place of business at 1 Corporate Way, Lansing Michigan (NYVFI, LLC), with respect to its series, (i) JNL/MELLON
CAPITAL MANAGEMENT NASDAQ(R) 15 FUND, (ii) its JNL/MELLON CAPITAL MANAGEMENT VALUE LINE(R) 25 FUND, (iii) its JNL/MELLON CAPITAL MANAGEMENT DOWSM DIVIDEND FUND, and (iv) its JNL/MELLON CAPITAL MANAGEMENT S&P(R) 24 FUND (collectively, "Acquired Funds").

                                 SUMMARY OF PLAN

     Pursuant to the Plan, the Acquiring Funds will acquire substantially all of the property, assets and goodwill of the Acquired Funds in exchange for certain shares of the Acquiring Funds as more fully described below. Also pursuant to the Plan, the Acquired Funds will be dissolved as soon as practical after the Closing Date defined below.

                                    AGREEMENT

     In consideration of the mutual promises, covenants and agreements set forth herein, as well as the transfers of shares and assets to be transferred pursuant to the Plan, and intending to consummate the Plan and otherwise legally be bound, VF, LLC and NYVFI, LLC, hereby AGREE as follows:

1.   SALE AND TRANSFER OF ASSETS,  LIQUIDATION  AND  DISSOLUTION OF THE ACQUIRED
     FUNDS.

     (a) VF, LLC shall convey, transfer and deliver to the Acquiring Funds at the Closing all of the Acquired Funds' net assets. "Net Assets" shall constitute all of the then existing assets, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders' rights of redemption), except for
(A) any and all rights that the Acquired Funds may have over and against any person that may have accrued up to and including the close of business on the closing date defined in Section 3 of this Plan ("Closing Date") and (B) such cash, bank deposits, or cash equivalent securities of the Acquired Funds as VF, LLC estimates will be necessary to pay such contingent liabilities, if any, as the Board of Managers of VF, LLC shall reasonably deem to exist against the Acquired Funds at the Closing Date, which contingent liabilities shall be established on the Acquired Funds' books as liability reserves.

     (b) VF, LLC shall deliver at the Closing to NYVFI, LLC the number of shares of the Acquiring Funds ("Acquiring Funds Shares") determined by dividing the net asset value per share of the Class A shares of the Acquired Funds (the "Acquired Funds Shares") by the net asset value per share of the Acquiring Funds, and multiplying the result thereof by the number of outstanding Acquired Funds Shares, as of 4:00 p.m. Eastern time on the Closing Date. All such values shall be determined in the manner and as of the time set forth in Section 2 of this Plan.

     (c) As soon as reasonably practical following the Closing, NYVFI, LLC shall dissolve the Acquired Funds and shall distribute pro rata to the shareholders of record of the Acquired Funds Shares as of the close of business on the Closing Date, the Acquiring Funds Shares received by the Acquired Funds pursuant to this Plan. Such liquidation and distribution shall be accomplished by establishing accounts on the share records of the Acquiring Funds in the amounts due such shareholders based on their respective holdings of the Acquired Funds as of the close of business on the Closing Date. Fractional Acquiring Funds Shares shall be carried to the third decimal place.

2.   VALUATION.

     (a) The value of the Acquired Funds' Net Assets acquired by the Acquiring Funds pursuant to this Plan shall be computed as of 4:00 Eastern time on the Closing Date. Such computation shall be made using the valuation procedures set forth in the Acquired Funds' prospectus currently effective as of the Closing Date.

         (b) The net asset value of a share of beneficial interest of the Acquired Funds Shares shall be determined to the nearest full cent as of 4:00 p.m. Eastern time on the Closing Date. Such computation shall be made using the valuation procedures set forth in the Acquired Funds' prospectus currently effective as of the Closing Date.

         (c) The net asset value of a share of beneficial interest of the Acquiring Funds Shares shall be determined to the nearest full cent as of 4:00 p.m. Eastern time on the Closing Date. Such computation shall be made using the valuation procedures set forth in the Acquiring Funds' prospectus currently effective as of the Closing Date.

3.   CLOSING AND CLOSING DATE.

     (a) The Closing Date shall be November 30, 2007, or such later date as agreed by the officers of VF, LLC and NYVFI, LLC.

     (b) The Closing shall take place at 225 West Wacker Drive, Chicago, IL 60606 at 5 p.m., Eastern time, on the Closing Date.

     (c) As of the Closing NYVFI, LLC shall have caused those Net Assets of the Acquired Funds to be transferred pursuant to this Plan to be deposited to the account of the Acquiring Funds at the Acquiring Funds' Custodian, Mellon Trust of New England, N.A., 135 Santilli Highway, Everett, MA 02149.

     (d) NYVFI, LLC shall have available at the Closing a list of names and addresses of the shareholders of record of its Acquired Funds Shares and the number of shares of beneficial interest of Acquired Funds Shares owned by each such shareholder, all as of 4 p.m. Eastern time on the Closing Date, certified by its transfer agent or by its officer to the best of its or his knowledge and belief.

     (e) VF, LLC shall issue and deliver to NYVFI, LLC at Closing a written certification evidencing the shares of beneficial interest of the Acquiring Funds to be delivered to the account of the Acquired Funds at said transfer agent registered in such manner as the officers of NYVFI, LLC shall deem appropriate, or shall have prepared satisfactory evidence that such Acquiring Funds Shares have been registered in an account on the books of the Acquiring Funds in such manner as the officers of NYVFI, LLC shall deem appropriate.

     (f) NYVFI, LLC shall, not later than 4 p.m. Eastern time five business days before the Closing date, advise the Acquiring Funds how such many shares are to be issued.

4.   REPRESENTATIONS AND WARRANTIES BY VF, LLC.

     VF, LLC makes the following representations and warranties about the Acquiring Funds:

     (a) VF, LLC is a limited liability company created under the laws of the State of Delaware on October 13, 1998, and is validly existing under the laws of that State. VF, LLC is duly registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company.

     (b) Each Acquiring Fund is a series of VF, LLC. All of the Acquiring Funds' Shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "1933 Act").

     (c) VF, LLC has elected to treat each Acquiring Fund as a regulated investment company ("RIC") for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and each Acquiring Fund has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing Date.

5.   REPRESENTATIONS AND WARRANTIES BY NYVFI, LLC.

     NYVFI, LLC makes the following representations and warranties:

     (a) NYVFI, LLC is a limited liability company created under the laws of the State of Delaware on January 26, 1999, and is validly existing under the laws of that state. NYVFI, LLC is duly registered under the 1940 Act as an open-end, management investment company. Each Acquired Fund is a series of NYVFI, LLC. All of the Acquired Funds' shares sold were sold pursuant to an effective registration statement filed under the 1933 Act.

     (b) NYVFI, LLC is authorized to issue an unlimited number of shares of beneficial interest of the Acquired Funds, par value $0.01 per share, each outstanding share of which is fully paid, non-assessable, freely transferable, and has full voting rights. One class of shares of the Acquired Funds has been designated as the Acquired Funds - Class A Shares, and an unlimited number of shares of beneficial interest, par value $0.01 per share, have been allocated to the Acquired Funds' shares.

     (c) No Acquired Fund has elected to be treated as a RIC for federal income tax purposes under Part I of Subchapter M of the Code.

6.   REPRESENTATIONS AND WARRANTIES WITH REGARD TO EACH FUND.

     VF, LLC makes the following representations and warranties with regard to the Acquiring Funds, and NYVFI, LLC makes the following representations regarding the Acquired Funds:

     (a) The financial statements appearing in each Party's respective Annual Report to Shareholders for the fiscal year ended December 31, 2006, audited by KPMG LLP, an independent registered public accounting firm, fairly present the financial position of its respective funds as of such date and the results of operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis.

     (b) Neither Party on behalf of its respective fund is obligated under any provision of its Operating Agreement ("Operating Agreement"), or any contract or any other commitment or obligation, nor is either Party on behalf of its respective fund subject to any order or decree that would be violated by its execution of or performance under this Plan.

     (c) The books and records of each party accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of its respective funds.

     (d) Each Fund will create a statement of its respective assets and liabilities which will be prepared as of 4 p.m. Eastern time on the Closing Date. The purpose of this statement is to confirm that the number of the Acquiring Funds Shares to be issued pursuant to Section 1 of this Plan, will accurately reflect Net Assets in the case of the Acquired Funds, and Net Assets in the case of the Acquiring Funds, and outstanding shares of beneficial interest, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

     (e) At the Closing, each Fund will have good and marketable title to all of the respective securities and other assets shown on its statement of assets and liabilities referred to in "(d)" above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

     (f) Except as disclosed in the currently effective prospectus relating to the Fund, there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against the Fund.

     (g) There are no known actual or proposed deficiency assessments with respect to any taxes payable by the respective Fund.

     (h) The Board of Managers has authorized and directed the appropriate officers to do all things necessary to execute and deliver this Plan, and this Plan constitutes a valid and binding obligation enforceable in accordance with its terms.

     (i) Each Party has the necessary power and authority to conduct the business of its respective Fund, as such business is now being conducted.

     (j) Each Party has the power and authority to make and enter into the Plan and perform in accordance therewith with respect to its Fund.

7. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONCERNING ITS RESPECTIVE FUNDS.

     (a) VF, LLC intends to operate the Acquiring Funds' business, as currently conducted, between the date hereof and the Closing.

     (b) NYVFI, LLC intends, if this Plan is consummated, to liquidate and dissolve the Acquired Funds.

     (c) Each Fund intends that, by the Closing, all of its respective federal and other tax returns and reports required by law to be filed on or before such date shall have been filed, and all federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes.

     (d) At the Closing, NYVFI, LLC intends to have available a copy of the shareholder ledger accounts of the Acquired Funds, certified by the Acquired Funds' transfer agent or its officer to the best of its or his knowledge and belief, for all the shareholders of record of the Acquired Funds' Shares as of 4 p.m. Eastern time on the Closing Date who are to become shareholders of the Acquiring Funds as a result of the transfer of assets that is the subject of this Plan.

     (e) The Board of Managers of NYVFI, LLC has determined that a shareholder vote is not necessary, pursuant to the provisions of Rule 17a-8 under Section 17 of the 1940 Act, as amended for it to enter into or consummate this Plan.

8.   CONDITIONS PRECEDENT TO BE FULFILLED BY THE ACQUIRING FUNDS.

     The consummation of this Plan hereunder shall be subject to the following conditions to be fulfilled by the Acquiring Funds:

     (a) That: (i) all the representations and warranties contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) the performance of all obligations required by this Plan to be performed by the Acquiring Funds shall occur prior to the Closing; and
(iii) VF, LLC shall execute a certificate signed by the President and by the Secretary or equivalent officer to the foregoing effect.

     (b) The Board of Managers of VF, LLC has authorized and directed the appropriate officers to do all things necessary to execute and deliver this Plan, and this Plan constitutes a valid and binding obligation enforceable in accordance with its terms.

     (c) That the U.S. Securities and Exchange Commission shall not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of the Acquiring Funds or would prohibit the transactions contemplated hereby.

     (d) That there shall be delivered to NYVFI, LLC an opinion in form and substance satisfactory to it from Susan S. Rhee, counsel to VF, LLC to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors' rights:

          (1) Each Acquiring Fund is a series of VF, LLC, a LLC under the laws of the State of Delaware and is a validly existing business trust and in good standing under the laws of that state;

          (2) Each Acquiring Fund is a nondiversified series of VF, LLC, an open-end investment company of the management type registered as such under the 1940 Act;

          (3) Except as disclosed in the Acquiring Funds' currently effective prospectus, counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against the Acquiring Funds, the unfavorable outcome of which would materially and adversely affect the Acquiring Funds;

          (4) The Acquiring Funds Shares to be issued pursuant to the terms of this Plan have been duly authorized and, when issued and delivered as provided in this Plan, will have been validly issued and fully paid and will be non-assessable by the Acquiring Funds on behalf of the Acquiring Funds;

          (5) All actions required to be taken by the Acquiring Funds or VF, LLC to authorize this Plan and to effect the Plan of Reorganization contemplated hereby have been duly authorized by all necessary action on the part of the Acquiring Funds;

          (6) Neither the execution, delivery, nor performance of this Plan by the Acquiring Funds or VF, LLC conflict with any provision of its or its Operating Agreement, or the provisions of any agreement or other instrument known to such counsel to which any Acquiring Fund is a party or by which any Acquiring Fund is otherwise bound; this Plan is the legal, valid and binding obligation of the Acquiring Funds and is enforceable against the Acquiring Funds in accordance with its terms; and

          (7) The registration statement of VF, LLC, of which the prospectus, dated April 30, 2007, as supplemented on May 11, 2007 and August 27, 2007, of the Acquiring Funds is a part (the "Prospectus"), is, at the time of the signing of this Plan, effective under the 1933 Act, and, to the best knowledge of counsel, no stop order suspending the effectiveness of such registration statement has been issued, and no proceedings for such purpose have been instituted or are pending before or threatened by the U.S. Securities and Exchange Commission under the 1933 Act, and nothing has come to counsel's attention that causes it to believe that, at the time the Prospectus became effective, or at the time of the signing of this Plan, or at the Closing, such Prospectus (except for the financial statements and other financial and statistical data included therein, as to which counsel need not express an opinion), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and such counsel knows of no legal or government proceedings required to be described in the Prospectus, or of any contract or document of a character required to be described in the Prospectus that is not described as required.

     (e) In giving the opinions set forth in (d) above, counsel may state that it is relying on written certifications by the officers of VF, LLC with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Acquiring Funds.

     (f) That VF, LLC's Registration Statement with respect to the Acquiring Funds Shares to be delivered to the Acquired Funds Shares' shareholders in accordance with this Plan shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

     (g) That the Acquiring Funds Shares to be delivered hereunder shall be eligible for sale by the Acquiring Funds with each state commission or agency with which such eligibility is required in order to permit the Acquiring Funds Shares lawfully to be delivered to each holder of the Acquired Funds Shares.

9.   CONDITIONS PRECEDENT TO BE FULFILLED BY THE ACQUIRED FUNDS.

     The consummation of this Plan hereunder shall be subject to the following conditions to be fulfilled by the Acquired Funds:

     (a) That: (i) all the representations and warranties contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) the performance of all obligations required by this Plan to be performed by the Acquired Funds shall occur prior to the Closing; and
(iii) NYVFI, LLC shall certify in writing signed by its President and by the Secretary or equivalent officer to the foregoing effect.

     (b) The Board of Managers of NYVFI, LLC has authorized and directed the appropriate officers to do all things necessary to execute and deliver this Plan, and this Plan constitutes a valid and binding obligation enforceable in accordance with its terms.

     (c) That the U.S. Securities and Exchange Commission shall not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of the Acquired Funds or would prohibit the transactions contemplated hereby.

     (d) That there shall be delivered to the Acquired Funds and the Acquiring Funds an opinion from Jorden Burt, LLP, counsel to the Funds, to the effect that, provided the acquisition contemplated hereby is carried out in accordance with this Plan :

          (1) The sales of its assets made by the Acquired Funds in connection with the acquisition will be treated, for federal income tax purposes, as having been made by Jackson National's separate account because the Acquired Funds are classified for federal income tax purposes as a "disregarded entities";

          (2) If appropriate basis adjustments are made by Jackson National pursuant to the rules of Section 817(b) of the Internal Revenue Code ("Code"), those adjustments will reduce or eliminate the gain or loss that would otherwise be recognized by Jackson National on the sale of all of the assets of the Acquired Funds;

          (3) Under Section 1012 of the Code, the basis to each member of the Acquired Funds for the Shares of the Acquiring Funds received in exchange for its membership interests in the Acquired Funds will be the fair market value of the shares of the Acquiring Funds as of the Closing Date;

          (4) Because none of the special rules of Section 1223 of the Code will apply to the exchange of stock for membership interests pursuant to the acquisition, the holding period for the stock of the Acquiring Funds will start as of the Closing Date;

          (5) Pursuant to Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Funds upon the issuance of its shares to the Acquired Funds in connection with the acquisition; and

          (6) The acquisition of the Acquired Funds by the Acquiring Funds will not result in the recognition, for federal income tax purposes, of any gain or loss by any Contract Owners.

     (e) That there shall be delivered to VF, LLC an opinion in form and substance satisfactory to it from Susan S. Rhee, counsel to NYVFI, LLC, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors' rights:

          (1) Each Acquired Fund is a series of the NYVFI, LLC, a LLC under the laws of the State of Delaware and is a validly existing limited liability company and in good standing under the laws of that state;

          (2) Each Acquired Fund is a nondiversified series, an open-end investment company of the management type registered as such under the 1940 Act;

          (3) Except as disclosed in the Acquired Funds' currently effective Prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against the Acquired Funds, the unfavorable outcome of which would materially and adversely affect the Acquired Funds;

          (4) All actions required to be taken by the Acquired Funds to authorize this Plan and to effect the Plan of Reorganization contemplated hereby have been duly authorized by all necessary action on the part of the Acquired Funds; and

          (5) Neither the execution, delivery, nor performance of this Plan by the Acquired Funds violates any provision of its Operating Agreement, or the provisions of any agreement or other instrument known to such counsel to which any Acquired Fund is a party or by which any Acquired Fund is otherwise bound; this Plan is the legal, valid and binding obligation of the Acquired Funds and is enforceable against the Acquired Funds in accordance with its terms.

     (f) In giving the opinions set forth in "(e)" above, counsel may state that it is relying on written certifications by the officers of NYVFI, LLC with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Acquired Funds.

     (g) That, at the Closing, there shall be transferred to the Acquiring Funds, aggregate Net Assets of the Acquired Funds comprising at least 90% in fair market value of the total Net Assets and 70% of the fair market value of the total gross assets recorded on the books of the Acquired Funds on the Closing Date.

10.  DE-REGISTRATION.

     As soon as practicable after the Closing Date, NYVFI, LLC shall take all necessary steps under Delaware law to effect the dissolution of NYVFI, LLC and to de-register NYVFI, LLC under the 1940 Act.

11.  BROKERAGE FEES AND EXPENSES.

     (a) Each Party represents and warrants that there are no broker or finders' fees payable by it in connection with the transactions provided for herein.

     (b) The expenses of entering into and carrying out the provisions of this Plan shall be borne by Jackson National Asset Management, LLC.

12.  TERMINATION; POSTPONEMENT; WAIVER; ORDER.

     (a) Anything contained in this Plan to the contrary notwithstanding, this Plan may be terminated and the Plan of Reorganization abandoned at any time (whether before or after approval thereof by the shareholders of the Acquired Funds) prior to the Closing, or the Closing may be postponed by either party by resolution of its respective Board of Managers, if circumstances develop that, in the opinion of such Board, make proceeding with the Plan inadvisable.

     (b) If the transactions contemplated by this Plan have not been consummated by the close of business on December 7, 2007, the Plan shall automatically terminate on that date, unless a later date is established.

     (c) In the event of termination of this Plan pursuant to the provisions hereof, the same shall become void and have no further effect, and neither the Parties, nor the Acquired Funds, nor the Acquiring Funds, nor any of them, trustees, officers, or agents or the shareholders of the Acquired Funds or the Acquiring Funds shall have any liability in respect of this Plan.

     (d) At any time prior to the Closing, any of the terms or conditions of this Plan may be waived by the relevant Board of Managers of NYVFI, LLC, and of VF, LLC, if, in the judgment of such Board of Managers, such action or waiver will not have a material adverse effect on the benefits intended under this Plan to the shareholders of the Fund on whose behalf such action is taken.

     (e) The respective representations and warranties contained in Sections 4 to 6 hereof shall expire with and be terminated by the Plan of Reorganization, and neither the Parties nor any of its respective officers, trustees, agents or shareholders nor the Funds nor any of its shareholders shall have any liability with respect to such representations or warranties after the Closing. This provision shall not protect any officer, trustee, agent or shareholder of either of the Parties or the Funds against any liability to the entity for which that officer, trustee, agent or shareholder acts or to either of the Funds' shareholders to which that officer, trustee, agent or shareholder would otherwise be subject, by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.

     (f) If any order or orders of the U.S. Securities and Exchange Commission with respect to this Plan shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Managers of the relevant Fund on behalf of the Acquired Funds or the Acquiring Funds, as appropriate, to be acceptable, such terms and conditions shall be binding as if a part of this Plan without further vote or approval of the shareholders of the Acquired Funds, unless such terms and conditions shall result in a change in the method of computing the number of the Acquiring Funds Shares to be issued to the Acquired Funds in which event, unless such terms and conditions shall have been included in the proxy solicitation material furnished to the shareholders of the Acquired Funds prior to the meeting at which the transactions contemplated by this Plan shall have been approved, this Plan shall not be consummated and shall terminate unless the Acquired Funds shall promptly call a special meeting of the shareholders of the Acquired Funds at which such conditions so imposed shall be submitted for approval.

13.  ENTIRE AGREEMENT AND AMENDMENTS.

     This Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties relating to the transactions contemplated by this Plan other than those set forth herein or herein provided for. This Plan may be amended only by agreement by the Funds. Neither this Plan nor any interest herein may be assigned without the prior written consent of the Funds.

14.  COUNTERPARTS.

     This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

15.  NOTICES.

     Any notice, report, or demand required or permitted by any provision of this Plan shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to the Acquiring Funds at 1 Corporate Way, Lansing, MI 48951 Attention: Secretary, and to the Acquired Funds at 1 Corporate Way, Lansing, MI 48951, Attention: Secretary.

16.  GOVERNING LAW.

     This Plan shall be governed by and carried out in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, on behalf of the Funds, have caused this Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.

                             JNL VARIABLE FUND LLC, ON BEHALF OF

                             JNL/Mellon Capital Management Nasdaq(R) 15 Fund JNL/Mellon Capital Management Value Line(R) 25 Fund JNL/Mellon Capital Management DowSM Dividend Fund JNL/Mellon Capital Management S&P(R) 24 Fund

Attest:

_________________________    By:________________________________
Susan S. Rhee, Secretary     Name: Mark Nerud
                             Title: President

                             JNLNY VARIABLE FUND I LLC, ON BEHALF OF

                             JNL/Mellon Capital Management Nasdaq(R) 15 Fund JNL/Mellon Capital Management Value Line(R) 25 Fund JNL/Mellon Capital Management DowSM Dividend Fund JNL/Mellon Capital Management S&P(R) 24 Fund

Attest:

_________________________    By:________________________________
Susan S. Rhee, Secretary     Name: Mark Nerud
                             Title: President